December 7, 2022, 4:15 p.m. ET NuScale Power Announces Two New Board Members, Further Strengthening Company Leadership PORTLAND, Ore. – NuScale Power Corporation (NYSE: SMR), the industry-leading provider of proprietary and innovative advanced small modular reactor nuclear technology, today announced the appointment of two new board members, Dr. Bum-Jin Chung and Mr. Shinji Fujino, who each bring deep nuclear expertise and outstanding experience in national and international governing bodies. This expands NuScale’s Board of Directors from eight to 10 members and continues to grow the organization’s strong leadership. “NuScale’s progress is made possible by our incredible team that drives our work and ensures we can change the power that changes the world,” said John Hopkins, President and Chief Executive Officer of NuScale Power. “We are thrilled to welcome Dr. Chung and Mr. Fujino, and their immeasurable experience, technical expertise, and years of dedication to promote nuclear energy on the international stage.” Dr. Chung is a professor in the Nuclear Engineering Department at Kyung Hee University in South Korea. He is an expert in nuclear thermal hydraulics and safety and began his career at South Korea’s Ministry of Science and Technology. While at Kyung Hee University, Dr. Chung has served on various government and industry committees on nuclear safety, research and development, and national energy and electricity planning. He has also been called upon as an international expert, consulting with the International Atomic Energy Agency and the Organisation for Economic Co-operation and Development. Mr. Fujino currently works as a Senior Advisor at Unison Capital. From 2016 to 2021, he worked as the Managing Executive Officer and Global Head of Equity Finance Group at Japan Bank for International Cooperation, a Japanese governmental agency that financially supports Japanese industries’ activities abroad. Previously he served at the Ministry of Economy, Trade and Industry, Government of Japan, where he was in charge of a wide range of policy areas, particularly energy policy and international affairs. He also worked in the International Energy Agency, as Head of Country Study Division to review energy policies of its member countries. NuScale proudly welcomes Dr. Chung and Mr. Fujino to the governing board, further enhancing its steadfast leadership, service, and industry experience. About NuScale Power NuScale Power (NYSE: SMR) is poised to meet the diverse energy needs of customers across the world. It has developed small modular reactor (SMR) nuclear technology to supply energy for electrical generation, district heating, desalination, commercial-scale hydrogen production, and other process heat applications. The groundbreaking

NuScale Power Module™ (NPM), a small, safe pressurized water reactor, can generate 77 megawatts of electricity (MWe) and can be scaled to meet customer needs. NuScale’s 12-module VOYGR™-12 power plant is capable of generating 924 MWe, and NuScale also offers four-module VOYGR-4 (308 MWe) and six-module VOYGR-6 (462 MWe) power plants, as well as other configurations based on customer needs. Founded in 2007, NuScale is headquartered in Portland, Ore., and has offices in Corvallis, Ore.; Rockville, Md.; Richland, Wash.; and London, UK. To learn more, visit NuScale Power's website or follow us on Twitter, Facebook, LinkedIn and Instagram. Investor Inquiries Gary Dvorchak, The Blueshirt Group for NuScale Power ir@nuscalepower.com Media Contact Diane Hughes, Vice President, Marketing & Communications, NuScale Power dhughes@nuscalepower.com Multimedia Dr. Bum-Jin Chung Mr. Shinji Fujino